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                                                           Exhibit 8.1

                              August 1, 2001


Southside Bancshares Corp.
3606 Gravois Avenue
St. Louis, Missouri 63116

Allegiant Bancorp, Inc.
2122 Kratky Road
St. Louis, Missouri 63114

     Re: Agreement and Plan of Merger dated April 30, 2001 between Southside Bancshares Corp. ("Southside") and Allegiant
          Bancorp, Inc. ("Allegiant")

Gentlemen:

     You have requested our opinions as to certain material federal income tax consequences of the proposed merger of Allegiant with and into Southside (the resulting combined company referred to herein as "Merged Company") and the exchange by certain Southside shareholders of their stock for Merged Company common stock and/or cash (hereinafter, the "Merger"), all pursuant to an Agreement and Plan of Merger dated April 30, 2001 between Southside and Allegiant (hereinafter the "Merger Agreement"). In the Merger, each issued and outstanding share of common stock of Allegiant, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of Merged Company common stock, par value $.01 per share, and each share of Southside common stock issued and outstanding at the Effective Time will be converted into the right to receive either
1.39 shares of common stock of Merged Company, $14.00 in cash, or a combination of the two. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

     In connection with our opinions, we have examined (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 (No 333-63212), filed with the Securities and Exchange Commission on June 18, 2001, together with all amendments thereto (the "Registration Statement"); and
(iii) originals or copies of all such other records of Southside and Allegiant and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In addition, in connection with the Merger, we have been provided with the certificates dated August 3, 2001 of (i) Allegiant and (ii) Southside. Our opinions set forth herein are based, in part, on the facts and representations recited in such certificates and we have undertaken no independent investigation of the accuracy of the facts or representations recited therein. In addition, we have assumed that the Merger will be effected in accordance with the terms of the Merger Agreement and in accordance with applicable state corporation laws and that none of the material terms or conditions in the Merger Agreement have been waived or modified by Southside or Allegiant, and Southside and Allegiant have no intention to waive or modify any such material terms or conditions.

     We hereby confirm our opinions set forth under the caption
"Certain Federal Income Tax Consequences of the Merger" contained in the Registration Statement.

     We hereby consent to the filing of these opinions as an exhibit to the Registration Statement.

     Our opinions referenced herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained in the Registration Statement after the date hereof.

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     Except for the shareholders of Allegiant and Southside, all of whom may rely on our opinions referenced herein and this letter, the opinions are solely for the benefit of the addressee hereto, and are not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.


                                   Very truly yours,


                                   /s/ Thompson Coburn LLP